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                     November 2, 2022

       Conrad Huss
       Chief Executive Officer
       Cruzani, Inc.
       99 Wall Street
       Suite 891
       New York New York 10005

                                                        Re: Cruzani, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 25,
2022
                                                            File No. 000-54624

       Dear Conrad Huss:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing